FOR IMMEDIATE RELEASE
July 23, 2009

Contacts:                                Melanie J. Dressel, President and
Chief Executive Officer
(253) 305-1911

Gary R. Schminkey, Executive Vice President
and Chief Financial Officer
(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES
SECOND QUARTER 2009 RESULTS AND DECLARES CASH DIVIDEND

Business Fundamentals Remain Strong; Company is Very Well Capitalized,
With Strong Liquidity and Excellent Core Deposit Base

TACOMA, Washington, July 23, 2009 -- Columbia Banking System, Inc. (NASDAQ: COLB) (“Columbia”) today announced a net loss applicable to common shareholders of $(6.6) million for the second quarter 2009 compared with net income of $1.9 million for the second quarter of 2008.  On a diluted earnings per common share basis, the net loss was $(0.37), compared with earnings of $0.11 per share a year earlier. The loss for the quarter reflected a provision for loan losses of $21 million due to the continued decline in real estate values, principally relating to residential land, lots and lot development loans.  These results were consistent with management’s guidance outlined in a pre-release dated June 12, 2009.  Earnings were also impacted by the accrual of $1.4 million during the second quarter for Columbia’s share of the special assessment imposed by the Federal Deposit Insurance Corporation (FDIC) on all insured depository institutions.

            “The current economy and the continued decline of real estate property values remains an ongoing source of concern.  However, we are continuing to improve our business and enhance our franchise where it makes strategic sense for us,” said Melanie Dressel, President and Chief Executive Officer. “We have continued our disciplined deposit strategy, focusing on non-maturity products as we managed through a very competitive market. While our total deposits have decreased slightly, we have maintained our core deposits as we cultivate our customer relationships.  This continuing focus on our core deposit clients and our community banking model position us well as the economy improves.   Our confidence in the future is solidly supported by the following strengths:

õ   We remain very well capitalized, with a total risk-based capital ratio of 14.61% at June 30, 2009, or about $113 million above the threshold set by the FDIC to be considered well capitalized, which is the highest rating. Our total risk-based capital ratio was 11.43% one year earlier at June 30, 2008, 14.47% at March 31, 2009 and 14.25% at year-end 2008.

õ   Our net interest margin rebounded to 4.38% during the second quarter of 2009, up from 4.26% at March 31, 2009 and was relatively stable compared to the 4.39% net interest margin at both December 31, 2008 and June 30, 2008.

õ   Our diverse loan portfolio has helped us avoid concentration of risk in any one segment.  Only 10% of the total portfolio are loans in the real estate construction area, which continues to be a challenging segment in the Pacific Northwest.  Over 37% of our total portfolio is in commercial business loans.

õ   We have an exceptional core deposit level of 82% of our total deposits, reflecting the strength of the relationships we have built with our customers, and are an important factor in the relatively stable net interest margin we have maintained.

õ   Columbia’s liquidity ratio of approximately 42% for the quarter translates into over $1.20 billion of available funding for our general operations and to meet the loan and deposit needs of our customers.  The increase in the liquidity ratio as compared with 35% and 34% at March 31, 2009 and December 31, 2008, respectively, was due to a lower asset base, lower borrowings, and the expansion of our borrowing capacity with the Federal Reserve.

ð   We continue to look to our future growth by hiring experienced teams of bankers who give us access to new clients and markets, and by adding retail locations that make strategic sense for us.”

                      The net loss applicable to common shareholders for the six months ended June 30, 2009 was $(6.2) million, compared with earnings of $12.8 million for the first six months of

2008.  On a diluted per common share basis, the net loss was $(0.35), compared with income of $0.71 a year earlier.

Ms. Dressel commented, “Once the economy stabilizes and our provision expense moderates, our business model should generate earnings capable of supporting our long-term strategic growth objectives.”

Revenue (net interest income plus noninterest income) was $35.5 million for the second quarter of 2009, down 10% from $39.6 million one year ago.  The decrease was primarily due to declining interest rates coupled with a decrease in outstanding loans.

          At June 30, 2009, Columbia’s total assets were $3.02 billion, compared with $3.10 billion at December 31, 2008.  Total loans were $2.12 billion at June 30, 2009, down from $2.23 billion at year-end 2008, and total securities increased $17.5 million to $558.0 million at June 30, 2009.  Total deposits were $2.35 billion at June 30, 2009, compared with $2.38 billion at December 31, 2008.  Core deposits, defined as demand, savings, money market accounts and certificates of deposit under $100,000, totaled $1.93 billion at June 30, 2009, comprising 82% of total deposits.

Second Quarter 2009 Operating Results

Net Interest Income
Net interest income for the second quarter of 2009 was $28.5 million, a decrease of $1.7 million, or 6%, from $30.3 million for the second quarter 2008, primarily due to a decrease in earning assets from the prior year.  For the six months ended June 30, 2009, net interest income decreased 7% to $56.4 million from $60.6 million a year earlier.

 Columbia’s net interest margin was 4.38% for the second quarter 2009, as compared to 4.39% for the second quarter of 2008.  On a quarterly basis, the net interest margin was 4.26% for the first quarter of 2009, and 4.39% for the fourth quarter of 2008. Excluding the impact of interest reversals of $750,000 for the second quarter 2009, the net interest margin would have been 4.49% for the quarter.

Average interest-earning assets decreased 6% to $2.73 billion in the second quarter of 2009, from $2.90 billion in the second quarter of 2008.  The yield on average interest-earning assets decreased 92 basis points to 5.41% in the second quarter of 2009, from 6.33% in the second quarter of 2008.  Average interest-bearing liabilities decreased to $2.07 billion from $2.32 billion last year. The cost of average interest-bearing liabilities decreased 109 basis points to 1.35% in the second quarter of 2009, compared with 2.44% in the second quarter of 2008.  Ms. Dressel noted, “These results reflect the rapid decline in interest rates during 2008.  The prime rate was 5.00% at the end of the second quarter 2008, compared to the current rate of 3.25%.”

During the first six months of 2009, Columbia’s net interest margin decreased to 4.32% from 4.39% a year earlier. Average interest-earning assets decreased to $2.8 billion in the first six months of 2009 from $2.90 billion in the 2008 period.  The yield on average interest-earning assets decreased 118 basis points to 5.44% in the first six months of 2009, from 6.62% in 2008.  Average interest-bearing liabilities were $2.10 billion compared to $2.33 billion for the first six months of 2008.  The cost of average interest-bearing liabilities decreased 133 basis points to 1.45% in the first six months of 2008, compared with 2.78% for the 2008 period.

Noninterest income

 Total noninterest income for the second quarter 2009 was $7.0 million, a decrease of $2.3 million, or 25%, from $9.3 million a year earlier. The decrease in noninterest income is primarily due to a reduction in merchant services fees and other noninterest income

    For the six months ended June 30, 2009, noninterest income decreased $5.5 million, or 28%, from the 2008 period, which included a redemption of Visa and MasterCard shares of $3.0 million, a net gain on the sale of investment securities in the amount of $882,000, and the receipt of life insurance proceeds in connection with the death of a former officer covered by bank owned life insurance “BOLI”.

Noninterest expense

Noninterest expense for the second quarter of 2009 was $25.3 million, an increase of $1.9 million, or 8%, from $23.4 million a year earlier.  Decreases in occupancy and compensation expenses were significantly offset by increases in legal fees and professional fees of $622,000 and $397,000, respectively, much of which is related to loan collection activities, and FDIC regulatory premium expenses which were six times higher than in the second quarter 2008.

 Total noninterest expense for the first six months of 2009 was $48.5 million, an increase of $1.6 million, or 3%, from $46.9 million a year earlier.  Decreases of 6% in compensation and employee benefits, and 7% in occupancy expenses were again significantly offset by legal and professional fees and FDIC regulatory premium expenses.  Legal and professional fees were $2.0 million for the first six months of 2009, compared to $714,000 for the first six months of 2008.  FDIC regulatory premium expenses were $3.5 million for the first six months of 2009, compared to $836,000 for the same period one year ago.

Nonperforming Assets and Loan Loss Provision

As of June 30, 2009, non-performing assets were $136.1 million, compared to $72.3 million at June 30, 2008 and $109.6 million at December 31, 2008.   Residential construction loans continue to be the primary driver of nonperforming assets, representing $72.0 million, or 53%, of nonperforming assets.  Commercial real estate loans account for another $43.9 million, or 35% of non-performing assets.

 Broken out by property type, the commercial real estate nonperforming assets totaling $47.9 million include:  condominiums at $14.0 million, commercial office-warehouse facilities of approximately $10.3 million, retail property loans at approximately $9.5 million, and office properties of about $4.0 million, with a variety of other property types accounting for the balance of $10.1 million.  The increase in commercial real estate nonperforming assets of approximately $11.2 million is comprised primarily of two relationships and was centered in the commercial permanent pool.  The first relationship is an owner occupied commercial real estate loan to a lumber distributor.  The loan balance at quarter end was approximately $6.0 million and is secured by five lumber yards located throughout the Puget Sound region.  The second relationship is associated with a commercial warehouse-office property located in Seattle, Washington.  The balance on the loan secured by this property is $4.0 million as of June 30, 2009.

Columbia continued to be successful in reducing its exposure to construction related assets, which declined $40.6 million during the quarter.  Construction related assets now account for approximately

10% of the loan portfolio, down from a peak of 19.3% as of June 30, 2008.  This represents a 52%, or $228.4 million, reduction in construction related assets in the past twelve months.

For the quarter ended June 30, 2009, net loan charge-offs were approximately $16.4 million, compared to $1.5 million for the same period a year ago, and $9.5 million during the first quarter of 2009.  Net charge offs continue to be centered in our residential construction portfolio and accounted for approximately $9.9 million of total net charge offs for the quarter.  Most of these residential construction net charge offs were associated with lot and lot development loans (also known as acquisition and development loans).    Commercial Real Estate net charge offs for the quarter were $5.4 million, and  were primarily centered in one retail construction credit which was charged down $3.7 million.

Past due loans were $16.4 million, or 0.77% of total loans, as of June 30, 2009, compared to  $20.4 million, or 0.95% of total loans, as of March 31, 2009 and $10.4 million, or 0.46%, of total loans, at December 31, 2008.

Organizational Update
Ms. Dressel said, “While we continue our efficiency initiatives designed to reduce current expense, we are also filling in our geographic footprint as it makes sense for our long-term strategy and our competitive positioning when the economy recovers. In mid-July, we opened our long-awaited full-service branch in the downtown area of Renton.  In addition, we have recently added experienced, local commercial banking teams in the Portland, Oregon and Vancouver, Washington market areas, and have received regulatory approval for a branch location in Vancouver, which we expect to open in late fourth quarter 2009. As always, we begin with experienced, local bankers around whom we can build a branch in a market area that we believe is a good fit for our personalized style of banking. We strive to be the community bank in every community we serve.”

Ms. Dressel continued, “We are very proud that Columbia Bank was recently awarded second place in the large employer category by Seattle Business Magazine’s “100 Best Companies to Work For” for 2009 in the state of Washington. Our reputation as a great place to work has assisted in attracting stellar bankers throughout the communities we serve.”

Cash Dividend Announcement

The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on August 19, 2009 to shareholders of record as of the close of business on August 5, 2009.

Conference Call
Columbia’s management will discuss second quarter 2009 results on a conference call scheduled for Thursday, July 23, 2009 at 1:00 p.m. PDT (4:00 p.m. EDT).     Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #17968259.

A conference call replay will be available from approximately 4:00 p.m. PDT on
July 23, 2009 through midnight PDT on Thursday, July 30, 2009.  The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #17968259.

About Columbia
Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded second place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2009.   With the 2007 acquisitions of Mountain Bank Holding Company and Town Center Bancorp and the 2008 internal merger of its subsidiary, Bank of Astoria, into Columbia Bank, Columbia Banking System has 50 banking offices in Pierce, King, Cowlitz, Kitsap, Thurston and Whatcom counties in Washington State, and Clackamas, Clatsop, Tillamook and Multnomah counties in Oregon. Included in Columbia Bank are former branches of Mt. Rainier National Bank, doing business as Mt. Rainier Bank, with 5 branches in King and Pierce counties. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside and Cannon Beach in Clatsop County and in Manzanita and Tillamook in Tillamook County. More information about Columbia can be found on its website at www.columbiabank.com.

###

Note Regarding Forward Looking Statements
This news release includes forward looking statements, which management believes are a benefit to shareholders.  These forward looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of our style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in our filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national economic conditions are less favorable than expected or have a more direct and pronounced effect on us than expected and adversely affect our ability to continue internal growth at historical rates and maintain the quality of our earning assets; (2) a continued decline in the housing/real estate market; (3) changes in interest rates significantly reduce interest margins and negatively affect funding sources; (4) deterioration of credit quality that could, among other things, increase defaults and delinquency risks in the Banks’ loan portfolios (5) projected business increases following strategic expansion activities are lower than expected; (6) competitive pressure among financial institutions increases significantly; (7) legislation or regulatory requirements or changes adversely affect the businesses in which we are engaged; and (8) our ability to realize the efficiencies we expect to receive from our investments in personnel, acquisitions and infrastructure

FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended				Six Months Ended
Unaudited	June 30,				June 30,
(in thousands except per share)	2009		2008		2009		2008
Earnings
Net interest income	$28,531		$30,274		$56,434		$60,601
Provision for loan and lease losses	$21,000		$15,350		$32,000		$17,426
Noninterest income	$7,000		$9,305		$13,974		$19,462
Noninterest expense	$25,314		$23,367		$48,495		$46,921
Net income (loss)	$(5,530)		$1,936		$(4,018)		$12,913
Net income (loss) applicable to common shareholders	$(6,634)		$1,903		$(6,222)		$12,787
Per Common Share
Net income (loss) (basic)	$(0.37)		$0.11		$(0.35)		$0.72
Net income (loss) (diluted)	$(0.37)		$0.11		$(0.35)		$0.71
Averages
Total assets	$3,024,491		$3,182,877		$3,041,084		$3,184,445
Interest-earning assets	$2,728,086		$2,902,449		$2,751,045		$2,904,310
Loans	$2,159,415		$2,297,661		$2,188,500		$2,301,125
Securities	$554,270		$584,780		$546,867		$583,418
Deposits	$2,337,385		$2,413,225		$2,331,153		$2,434,208
Core deposits	$1,893,419		$1,923,973		$1,880,268		$1,928,659
Interest-bearing deposits	$1,850,193		$1,950,123		$1,859,622		$1,977,109
Interest-bearing liabilities	$2,073,750		$2,319,556		$2,104,228		$2,328,857
Noninterest-bearing deposits	$487,192		$463,102		$471,532		$457,099
Shareholders' equity	$417,961		$354,895		$418,852		$352,583
Financial Ratios
Return on average assets	(0.73%)		0.24%		(0.27%)		0.82%
Return on average common equity	(7.73%)		2.19%		(3.63%)		7.37%
Average equity to average assets	13.82%		11.15%		13.77%		11.07%
Net interest margin	4.38%		4.39%		4.32%		4.39%
Efficiency ratio (tax equivalent)(1)	63.79%		59.31%		63.69%		60.77%
	June 30,				December 31,
Period end	2009		2008		2008
Total assets	$3,021,857		$3,169,607		$3,097,079
Loans	$2,119,443		$2,275,719		$2,232,332
Allowance for loan and lease losses	$48,880		$41,724		$42,747
Securities	$558,011		$549,755		$540,525
Deposits	$2,353,326		$2,398,924		$2,382,151
Core deposits	$1,932,771		$1,933,256		$1,941,047
Shareholders' equity	$411,871		$344,270		$415,385

Book value per common share	$18.50		$19.01		$18.82

Nonperforming assets
Nonaccrual loans	$127,767		$71,730		$106,163
Restructured loans accruing interest	- -		540		587
Other real estate owned	8,369		- -		2,874
Total nonperforming assets	$136,136		$72,270		$109,624
Nonperforming loans to period-end loans	6.03%		3.18%		4.78%
Nonperforming assets to period-end assets	4.51%		2.28%		3.54%
Allowance for loan and lease losses to period-end loans	2.31%		1.83%		1.91%
Allowance for loan and lease losses to nonperforming loans	38.26%		57.73%		40.04%
Allowance for loan and lease losses to nonperforming assets	35.91%		57.73%		38.99%
Net loan charge-offs	$25,867	(2)	$2,301	(3)	$25,028	(4)

(1) Noninterest expense divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, net cost of operation of other real estate, proceeds from redemption of Visa and Mastercard shares and reversal of previously accrued Visa litigation expense.
(2) For the six months ended June 30, 2009.
(3) For the six months ended June 30, 2008.
(4) For the twelve months ended December 31, 2008.

FINANCIAL STATISTICS
Columbia Banking System, Inc.
Unaudited	June 30,		December 31,
(in thousands)	2009		2008
Loan Portfolio Composition
Commercial business	$789,166	37.2%	$810,922	36.3%
Real Estate:
One-to-four family residential	56,494	2.7%	57,237	2.6%
Five or more family residential and commercial	857,181	40.4%	862,595	38.7%
Total Real Estate	913,675	43.1%	919,832	41.3%
Real Estate Construction:
One-to-four family residential	154,299	7.3%	209,682	9.4%
Five or more family residential and commercial	56,124	2.7%	81,176	3.6%
Total Real Estate Construction	210,423	10.0%	290,858	13.0%
Consumer	210,457	9.9%	214,753	9.6%
Subtotal loans	2,123,721	100.2%	2,236,365	100.2%
Less: Deferred loan fees	(4,278)	(0.2%)	(4,033)	(0.2%)
Total loans	$2,119,443	100.0%	$2,232,332	100.0%
Loans held for sale	$2,272		$1,964
	June 30,		December 31,
	2009		2008
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$491,617	20.9%	$466,078	19.6%
Interest bearing demand	456,388	19.4%	519,124	21.8%
Money market	576,594	24.5%	530,065	22.3%
Savings	134,631	5.7%	122,076	5.1%
Certificates of deposit less than $100,000	273,541	11.6%	303,704	12.7%
Total core deposits	1,932,771	82.1%	1,941,047	81.5%
Certificates of deposit greater than $100,000	268,308	11.4%	338,971	14.2%
Wholesale certificates of deposit (CDARS®)	92,035	3.9%	39,903	1.7%
Wholesale certificates of deposit	60,212	2.6%	62,230	2.6%
Total deposits	$2,353,326	100.0%	$2,382,151	100.0%

QUARTERLY FINANCIAL STATISTICS
Columbia Banking System, Inc.	Three Months Ended
Unaudited	Jun 30	Mar 31	Dec 31	Sep 30	Jun 30
(in thousands except per share)	2009	2009	2008	2008	2008
Earnings
Net interest income	$28,531	$27,903	$29,319	$29,593	$30,274
Provision for loan and lease losses	$21,000	$11,000	$13,250	$10,500	$15,350
Noninterest income	$7,000	$6,974	$6,334	$(10,946)	$9,305
Noninterest expense	$25,314	$23,181	$21,813	$23,391	$23,367
Net income (loss)	$(5,530)	$1,512	$1,814	$(8,759)	$1,936
Net income (loss) applicable to common shareholders	$(6,634)	$411	$1,330	$(8,792)	$1,903
Per Common Share
Net income (loss) (basic)	$(0.37)	$0.02	$0.07	$(0.49)	$0.11
Net income (loss) (diluted)	$(0.37)	$0.02	$0.07	$(0.49)	$0.11
Averages
Total assets	$3,024,491	$3,057,861	$3,061,867	$3,106,556	$3,182,877
Interest-earning assets	$2,728,086	$2,774,259	$2,767,854	$2,830,894	$2,902,449
Loans	$2,159,415	$2,217,908	$2,214,918	$2,241,574	$2,297,661
Securities	$554,270	$543,403	$535,763	$558,990	$584,780
Deposits	$2,337,385	$2,324,853	$2,297,422	$2,365,222	$2,413,225
Core deposits	$1,893,419	$1,867,001	$1,865,402	$1,925,780	$1,923,973
Interest-bearing deposits	$1,850,193	$1,869,155	$1,837,166	$1,896,767	$1,950,123
Interest-bearing liabilities	$2,073,750	$2,135,045	$2,193,437	$2,259,655	$2,319,556
Noninterest-bearing deposits	$487,192	$455,698	$460,257	$468,455	$463,102
Shareholders' equity	$417,961	$419,752	$368,184	$344,158	$354,895
Financial Ratios
Return on average assets	(0.73%)	0.20%	0.24%	(1.12%)	0.24%
Return on average common equity	(7.73%)	0.49%	1.60%	(10.10%)	2.19%
Average equity to average assets	13.82%	13.73%	12.02%	11.08%	11.15%
Net interest margin	4.38%	4.26%	4.39%	4.34%	4.39%
Efficiency ratio (tax equivalent)	63.79%	63.59%	57.62%	60.34%	59.31%
Period end
Total assets	$3,021,857	$3,045,757	$3,097,079	$3,104,980	$3,169,607
Loans	$2,119,443	$2,185,755	$2,232,332	$2,216,133	$2,275,719
Allowance for loan and lease losses	$48,880	$44,249	$42,747	$35,814	$41,724
Securities	$558,011	$555,974	$540,525	$551,062	$549,755
Deposits	$2,353,326	$2,344,406	$2,382,151	$2,355,821	$2,398,924
Core deposits	$1,932,771	$1,873,626	$1,941,047	$1,944,779	$1,933,256
Shareholders' equity	$411,871	$415,717	$415,385	$336,435	$344,270

Book value per common share	$18.50	$18.73	$18.82	$18.54	$19.01

Nonperforming assets
Nonaccrual loans	$127,767	$117,340	$106,163	$76,164	$71,730
Restructured loans accruing interest	- -	- -	587	746	540
Other real estate owned	8,369	4,312	2,874	1,288	- -
Total nonperforming assets	$136,136	$121,652	$109,624	$78,198	$72,270
Nonperforming loans to period-end loans	6.03%	5.37%	4.78%	3.47%	3.18%
Nonperforming assets to period-end assets	4.51%	3.99%	3.54%	2.52%	2.28%
Allowance for loan and lease losses to period-end loans	2.31%	2.02%	1.91%	1.62%	1.83%
Allowance for loan and lease losses to nonperforming loans	38.26%	37.71%	40.04%	46.57%	57.73%
Allowance for loan and lease losses to nonperforming assets	35.91%	36.37%	38.99%	45.80%	57.73%
Net loan charge-offs	$16,369	$9,498	$6,317	$16,410	$1,540

CONSOLIDATED CONDENSED STATEMENTS OF INCOME
Columbia Banking System, Inc.	Three Months Ended		Six Months Ended
(Unaudited)	June 30,		June 30,
(in thousands except per share)	2009	2008	2009	2008
Interest Income
Loans	$29,250	$37,334	$59,051	$78,637
Taxable securities	4,195	4,895	8,403	9,875
Tax-exempt securities	2,076	1,999	4,089	4,000
Federal funds sold and deposits in banks	9	95	16	244
Total interest income	35,530	44,323	71,559	92,756
Interest Expense
Deposits	5,874	11,461	12,766	26,296
Federal Home Loan Bank and Federal Reserve Bank borrowings	700	1,995	1,465	4,577
Long-term obligations	306	429	657	916
Other borrowings	119	164	237	366
Total interest expense	6,999	14,049	15,125	32,155
Net Interest Income	28,531	30,274	56,434	60,601
Provision for loan and lease losses	21,000	15,350	32,000	17,426
Net interest income after provision for loan and lease losses	7,531	14,924	24,434	43,175
Noninterest Income
Service charges and other fees	3,562	3,738	7,176	7,306
Merchant services fees	1,880	2,162	3,650	4,078
Redemption of Visa and Mastercard shares	49	1,066	49	3,028
Gain on sale of investment securities, net	- -	- -	- -	882
Bank owned life insurance ("BOLI")	516	549	1,017	1,054
Other	993	1,790	2,082	3,114
Total noninterest income	7,000	9,305	13,974	19,462
Noninterest Expense
Compensation and employee benefits	12,296	12,348	24,148	25,744
Occupancy	2,937	3,199	5,982	6,458
Merchant processing	879	904	1,693	1,770
Advertising and promotion	687	637	1,379	1,218
Data processing	1,003	783	1,964	1,598
Legal and professional fees	1,019	765	1,986	714
Taxes, licenses and fees	597	796	1,393	1,547
Regulatory premiums	2,492	394	3,499	836
Net cost of operation of other real estate	225	- -	272	(23)
Other	3,179	3,541	6,179	7,059
Total noninterest expense	25,314	23,367	48,495	46,921
Income (loss) before income taxes	(10,783)	862	(10,087)	15,716
Provision (benefit) for income taxes	(5,253)	(1,074)	(6,069)	2,803
Net Income (Loss)	$(5,530)	$1,936	$(4,018)	$12,913
Net Income (Loss) Applicable to Common Shareholders	$(6,634)	$1,903	$(6,222)	$12,787
Earnings (loss) per common share
Basic	$(0.37)	$0.11	$(0.35)	$0.72
Diluted	$(0.37)	$0.11	$(0.35)	$0.71
Dividends paid per common share	$0.01	$0.17	$0.05	$0.34
Weighted average number of common shares outstanding	18,002	17,898	17,991	17,874
Weighted average number of diluted common shares outstanding	18,002	18,021	17,991	17,998

CONSOLIDATED CONDENSED BALANCE SHEETS
Columbia Banking System, Inc.
(Unaudited)			June 30,	December 31,
(in thousands)			2009	2008
ASSETS
Cash and due from banks			$106,507	$84,787
Interest-earning deposits with banks			226	3,943
Total cash and cash equivalents			106,733	88,730
Securities available for sale at fair value (amortized cost of $536,298 and $525,110, respectively)			546,404	528,918
Federal Home Loan Bank stock at cost			11,607	11,607
Loans held for sale			2,272	1,964
Loans, net of deferred loan fees of ($4,278) and ($4,033), respectively			2,119,443	2,232,332
Less: allowance for loan and lease losses			48,880	42,747
Loans, net			2,070,563	2,189,585
Interest receivable			10,474	11,646
Premises and equipment, net			63,445	61,139
Other real estate owned			8,369	2,874
Goodwill			95,519	95,519
Core deposit intangible, net			5,368	5,908
Other assets			101,103	99,189
Total Assets			$3,021,857	$3,097,079
LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing			$491,617	$466,078
Interest-bearing			1,861,709	1,916,073
Total deposits			2,353,326	2,382,151
Federal Home Loan Bank and Federal Reserve Bank borrowings			161,000	200,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			-	201
Long-term subordinated debt			25,636	25,603
Other liabilities			45,024	48,739
Total liabilities			2,609,986	2,681,694
Commitments and contingent liabilities
	June 30,	December 31,
	2009	2008
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	77	77	74,015	73,743
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	18,264	18,151	234,016	233,192
Retained earnings			95,939	103,061
Accumulated other comprehensive income			7,901	5,389
Total shareholders' equity			411,871	415,385
Total Liabilities and Shareholders' Equity			$3,021,857	$3,097,079